UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 8, 2015

TrueCar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36449	04-3807511
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Broadway, Suite 200

Santa Monica, California 90401

(Address of principal executive offices, including zip code)

(800) 200-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 8, 2015, John Krafcik, President of TrueCar, Inc. (the “Company”) and a member of its Board of Directors (the “Board”), notified the Company that he will resign from his position as the Company’s President effective September 15, 2015. Mr. Krafcik has elected to continue to serve as a member of the Board.

As President, Mr. Krafcik was the Company’s principal operating officer. At the request of the Board, Michael Guthrie, Chief Financial Officer, has agreed to assume the additional role of Interim Chief Operating Officer, and as such will become the Company’s principal operating officer, effective September 15, 2015.

Michael Guthrie, 50, has served as Chief Financial Officer since January 2012. Prior to joining the Company, Mr. Guthrie was Senior Vice President, Business Development at SharesPost, Inc., an online private capital marketplace, from January 2011 to October 2011. From February 2009 to January 2011, Mr. Guthrie served as a principal at Saful Consulting, where he advised public and private technology companies on strategic matters.

There are no arrangements or understandings between Mr. Guthrie and any other persons pursuant to which he was selected as Interim Chief Operating Officer. There are also no family relationships between Mr. Guthrie and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. No changes were made to Mr. Guthrie’s compensatory arrangement with the Company in connection with his new role.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUECAR, INC.

By:	/s/ Troy Foster
Troy Foster
Chief Legal and Compliance Officer

Date:  September 14, 2015